Exhibit 21


                         NIELSEN MEDIA RESEARCH, INC.
                    Active Subsidiaries as of July 1, 1998



                                    Jurisdiction of
Name                                Incorporation       % Ownership
----                                -------------       -----------

CZT/ACN Trademarks, L.L.C.          Delaware                50%

Nielsen Media Research Ltd.         Nova Scotia            100%

NMR Investing I, Inc.               Delaware               100%

NMR Licensing Associates, L.P.      Delaware                78.53%

Athenian Leasing Corporation        Delaware               100%